EXHIBIT 99.1

PRESS RELEASE

ESCALADE REPORTS SECOND QUARTER 2008 RESULTS

Evansville, IN (August 1, 2008) Escalade, Incorporated (NASDAQ: ESCA) announced that revenue for the second quarter of 2008 dropped 9% to $45.8 million, compared to $50.5 million in the prior year. A net loss of $0.7 million, or $0.06 per share, was recorded for the second quarter, compared to net income of $2.4 million, or $0.19 per share in the prior year. For the first half of 2008, revenue dropped 11% to $75.0 million, compared to $84.0 million in the prior year. A net loss of $1.5 million, or $0.12 per share, was recorded for the first half of 2008, compared to net income of $3.5 million, or $0.27 per share in the prior year.

Sporting Goods segment revenue declined 14% in the second quarter and in the first half of 2008 compared to the prior year. During this period, sales to mass retail customers declined 23%. These customers are experiencing lower sell through on game room products due to consumer uncertainty associated with the weak U.S. economy. In response, several of the Company’s retail customers have reduced inventories and consequently bought less of the Company’s products. Sales to Sears Holdings were down 66% in the first half of 2008 and are expected to decline further in the second half of 2008 because the Company has ceased to supply table tennis and billiard tables to Sears Holdings. These product lines comprised 50% of total sales to Sears Holdings in fiscal 2007. Sales to specialty retailers and dealers were relatively unchanged in the first half of 2008 and are expected to be similar in the second half compared to the same period in 2007. Based on first half results and product placement information, the Company expects Sporting Goods revenue for 2008 to be approximately 20% lower in 2008 compared to the prior year.

Office Products segment revenue increased 1% in the second quarter, but declined 4% for the first half of 2008 when compared to the prior year. Excluding the benefit of foreign currency exchange rates, Office Products revenue declined 8% in the second quarter and 11% for the first half of 2008 when compared to the prior year. Second quarter sales to U.S. markets remained similar to the prior year. While revenue to office channel retailers declined 8% in the second quarter compared to the prior year, sales were up 5% to the specialty/machine dealer and government channels. Sales to the European market declined due to weakening economic conditions in France, Spain, and the U.K. Management believes Office Products revenue will be relatively unchanged in 2008 compared to the prior year.

“We continue to experience the challenges of a weak retail market. Faced with these conditions, our distributors and retailers are applying caution through reduced inventory levels and lower promotional spending,” said Robert J. Keller, President and Chief Executive Officer of Escalade, Inc. “We are focused on building our core businesses and growing market share in key categories. More than ever, consumers want the superior quality and product innovation recognized in our flagship brands, including Stiga, Goalrilla, Woodplay, Bear Archery and Intimus. We also anticipate recent advances in the distribution of our product line to major retailers and specialty dealers will have a positive impact on our second half results.”

Escalade is a leading manufacturer and marketer of sporting goods and office/graphic arts products sold worldwide. To obtain more information on the Company and its products, visit our website at: www.EscaladeInc.com or contact Terry Frandsen, Vice President and CFO at 812/467-1334.

FORWARD LOOKING STATEMENTS

This report contains forward-looking statements relating to present or future trends or factors that are subject to risks and uncertainties. These risks, include, but are not limited to, the impact of competitive products and pricing, product demand and market acceptance, Escalade’s ability to successfully integrate the operations of acquired assets and businesses, new product development, the continuation and development of key customer and supplier relationships, Escalade’s ability to control costs, general economic conditions, fluctuations in operating results, changes in the securities markets and other risks detailed from time to time in Escalade’s filings with the Securities and Exchange Commission. Escalade’s future financial performance could differ materially from the expectations of management contained herein. Escalade undertakes no obligation to update these forward-looking statements after the date of this report.

ESCALADE, INCORPORATED AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(Unaudited, In Thousands Except Per Share Amounts)

	Three Months Ended		Six Months Ended		Twelve Months Ended

	12 July 2008	14 July 2007	12 July 2008	14 July 2007	12 July 2008	14 July 2007

NET SALES	$45,796	$50,530	$74,962	$83,997	$176,541	$193,713

OPERATING EXPENSES
Cost of goods sold	33,275	33,456	54,018	55,911	129,496	138,071
Selling and administrative	12,578	12,388	21,620	21,013	39,069	39,695
Amortization	732	878	1,169	1,446	2,380	2,927

OPERATING INCOME (LOSS)	(789)	3,808	(1,845)	5,627	5,596	13,020

OTHER INCOME (EXPENSE)
Interest expense	(660)	(952)	(1,147)	(1,469)	(2,515)	(3,042)
Other income (expense)	43	790	205	854	3,342	2,510

INCOME (LOSS) BEFORE INCOME TAXES	(1,406)	3,646	(2,787)	5,012	6,423	12,488

PROVISION FOR INCOME TAXES	702	(1,211)	1,235	(1,480)	(2,252)	(2,857)

NET INCOME (LOSS)	$(704)	$2,435	$(1,552)	$3,532	$4,171	$9,631

PER SHARE DATA
Basic earnings (loss) per share	$(0.06)	$0.19	$(0.12)	$0.27	$0.33	$0.74

Diluted earnings (loss) per share	$(0.06)	$0.19	$(0.12)	$0.27	$0.33	$0.74

Average shares outstanding	12,635	12,974	12,656	13,000	12,713	13,014

CONSOLIDATED CONDENSED BALANCE SHEET

(Unaudited, In Thousands)

	12 July 2008	14 July 2007	29 December 2007

ASSETS
Current assets	$83,237	$80,767	$70,798
Property, Plant & Equipment – net	23,719	20,625	20,391
Other assets	33,846	32,702	35,024
Goodwill	26,772	25,275	25,803

Total	$167,574	$159,369	$152,016

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$75,228	$38,911	$39,356
Other liabilities	4,572	33,468	20,918
Stockholders’ equity	87,774	86,990	91,742

Total	$167,574	$159,369	$152,016